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                                    THE ARBOR FUND

                            SCHEDULE DATED AUGUST 1, 1994
                           TO THE ADMINISTRATION AGREEMENT
                                 DATED AUGUST 1, 1994
                                       BETWEEN
                                    THE ARBOR FUND
                                         AND
                         SEI FINANCIAL MANAGEMENT CORPORATION


     Fees: Pursuant to Article 6, Section A, the Trust shall pay the Administrator compensation for services rendered to the U.S. Government Securities Money Fund (the "Portfolio") at an annual rate of .08% of the average daily net assets of the Portfolio, which is calculated daily and paid monthly.

Term: Pursuant to Article 9, the term of this Agreement shall commence on August 1, 1994, and shall remain in effect until January 31, 1998 (the "Initial Term"). This Agreement shall continue in effect for successive periods of 2 years after the Initial Term, unless terminated by either party on not less than 90 days prior written notice to the other party. In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach or the nonbreaching party may immediately terminate this Agreement.